Management Agreement

THIS AGREEMENT dated for reference April 26, 2007.

BETWEEN:

BCM RESOURCES CORPORATION, a company incorporated under the laws of British Columbia, and having its offices at 1814 – 1177 West Hastings Street, Vancouver, British Columbia, V6E 2K3

(the “Company”)

AND:

SCOTT STEEDS., of 2705 – 1328 West Pender Street, Vancouver, B.C., V6E 4T1

(“Mr. Steeds”)

WHEREAS:

A.

The Company entered into a consulting contract with Mr. Steeds on July 1, 2005 amended August 31, 2006, whereby he provides services to the Company as a consultant, and the Company agreed to pay the him $2,500 per month for a term ending August 31, 2007;

B.	The Company wishes to enter into a revised agreement with Mr. Steeds so that the compensation paid by the Company is increased to $5,000 per month and the term is extended to August 31, 2008.

NOW THEREFORE in consideration of the premises and of the mutual covenants and agreements herein set forth and contained, Mr. Steeds and the Company (the “Parties”) agree each with the other as follows:

1.	Interpretation

1.1	For purposes of this Agreement, except as otherwise expressly provided:

(a)	Schedules and Ancillary Documents—this “Agreement” means this Agreement, including the Schedules hereto;

(b)	Whole Agreement—the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section or other subdivision or Schedule;

2.	Term

2.1	The Company hereby retains Mr. Steeds under the terms set forth herein herein.

2.2	This Agreement shall be effective as of March 1, 2007 and shall continue until August 31, 2008 (the “Term”). The Term may be extended to such date as mutually agreed upon in writing by both parties.

3.	Management Services

3.1	Mr. Steeds shall report directly to the Board of Directors of the Company.

3.2.	Mr. Steeds shall be free to provide its consulting services to clients other than the Company.

4.	Compensation

Mr. Steeds shall be compensated in the amount of $5,000 per month. In addition to the monthly compensation, Mr. Steeds shall also be entitled to any finder’s fees, performance bonuses, fee shares and stock options otherwise agreed upon outside the scope of this Agreement.

5.	Termination

5.1

This Agreement may be terminated by the Company before the end of the Term only if entitled at law to terminate Mr. Steeds for just cause. In the event this Agreement is terminated prior to the end of the Term, Mr. Steeds shall be entitled to additional Compensation as follows:

(a)

Options to purchase shares of the Company in the amount of: 2.5% of all of the issued and outstanding shares of the Company as of the termination date. The Exercise price of the options shall be the average of 20 days trading proior to termination. Term of the options shall be five years. This is in addition to any outstanding options to purchase shares in the Company that have already been granted to or are pending granting to Mr. Steeds.

(b)	Furthermore the Company agrees to honor any existing share purchase options in the Company that have been granted to or are pending granting to Mr. Steeds up to the termination date.

6.	Indemnity by the Company

The Company acknowledges and agrees that Mr. Steeds shall not be responsible or liable for any negligence, act or omission of the Company and the Company agrees to defend, indemnify and save Mr. Steeds harmless from and against any and all claims, demands, losses, damages, costs, liabilities and expenses of whatever kind or character, on account of any actual or alleged loss, injury or damage to any person, firm or corporation or to any property, arising out of or in connection with the Services rendered by Mr. Steeds pursuant hereto.

7.	General

7.1

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions of the Agreement.

7.2

This Agreement shall be governed by and interpreted in accordance with the law of the province of British Columbia and each of the Parties, by executing this Agreement, irrevocably attorns to the exclusive jurisdiction of the courts of British Columbia.

7.3

All notices, demands and payments (“Notice”) required or permitted to be given hereunder shall be in writing and shall be given by a) personal delivery, or b) courier or registered mail to each respective Party at the address above or c) electronic communication, with the original Notice sent by courier or registered mail no later than the first business day following the electronic transmission of the notice. Any Notice shall be deemed to be received on the date delivered, if personally delivered, and on the date signed for by the Party that the Notice is addressed to, if delivered by courier or registered mail, and if delivered by electronic communication, on the first business day following confirmation of receipt of Notice by the Party that the Notice is addressed to. Each Party may at any time change its address for future Notices hereunder by providing written Notice in accordance with the terms herein.

7.4

Each of the parties covenants and agrees to execute such further and other documents and instruments and to do such further and other things as may be required to carry out the intent of this Agreement.

7.5	This Agreement is not assignable with the express written consent of both Parties.

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

SIGNED, SEALED AND DELIVERED	)
BY SCOTT STEEDS in the presence of:	)
)
)	“Scott Steeds”
Signature of Witness	)	Scott Steeds
)

Name and Address

SIGNED, SEALED AND DELIVERED BY	)
BCM RESOURCES CORPORATION	)
by its authorized signatory:	)
)
“signed”	)
Signature	)
)

Name and Address